Exhibit 99.1 News For Immediate Release

Black Stone Minerals, L.P. Reports Second Quarter 2017 Results
and Declares Increased Cash Distribution on Common and Subordinated Units;
Raises Full Year 2017 Production Guidance

HOUSTON, August 7, 2017 (BUSINESS WIRE) - Black Stone Minerals, L.P. (NYSE: BSM) ("Black Stone Minerals," "Black Stone," or "the Partnership") today announces its financial and operating results for the second quarter of 2017.

Highlights

•	Production for the second quarter averaged 37.3 MBoe/d, a 5% increase over the prior quarter.

•	Reported oil and gas revenues of $87.2 million and lease bonus and other income of $11.4 million for the quarter.

•	Generated net income of $54.2 million and Adjusted EBITDA of $74.7 million.

•
Reported distributable cash flow of $66.3 million and distributable cash flow after net working interest capital expenditures of $51.0 million for the quarter, resulting in distribution coverage for all units of 1.3x and 1.0x, respectively.

•
Announced distribution increases of $0.025 per unit ($0.10 per unit annualized) attributable to the second quarter of 2017 on both common and subordinated units to $0.3125 per common unit and $0.20875 per subordinated unit.

•	Updated guidance for 2017 that reflects positive operating trends including higher production, increased lease bonus income, and lower lease operating expense.

Management Commentary

Thomas L. Carter, Jr., Black Stone Minerals’ President, Chief Executive Officer, and Chairman commented, "Black Stone had another very good quarter led by record production volumes and strong lease bonus income. We've accomplished a lot in the first half of 2017 that sets the Partnership up well for the remainder of 2017 and beyond. We have reduced future capital obligations through our working interest farmout, successfully acquired new acreage in the Permian Basin and Haynesville/Bossier Shales, and taken concrete steps to drive increased drilling activity on our core East Texas mineral acreage. These initiatives, combined with the strength of our legacy minerals business, support our confidence in the distribution growth potential at Black Stone, as evidenced by the increased distributions we announced today for both our common and subordinated unitholders."

Quarterly Financial and Operating Results

Production

Black Stone Minerals reported average production of 37.3 MBoe/d for the second quarter of 2017, 76% of which is natural gas and 57% of which is attributable to mineral and royalty interests. This represents an increase of 18% over average production of 31.6 MBoe/d for the corresponding period in 2016 and an increase of 5% over the first quarter of 2017 production levels.

Realized Prices, Revenues, and Net Income

The Partnership’s average realized price per Boe, excluding the effect of derivative settlements, was $25.67 for the quarter ended June 30, 2017. This represents a 7% decrease from the preceding quarter and an increase of 31% from $19.55 per Boe for the quarter ended June 30, 2016.

Black Stone Minerals reported oil and gas revenues of $87.2 million for the second quarter of 2017, an increase of 55% from $56.2 million for the second quarter of 2016 that reflects improved commodity prices and higher production volumes between the periods. Oil and gas revenue in the first quarter of 2017 was $88.2 million.

Gain on commodity derivative instruments was $22.0 million in the second quarter of 2017, which comprises a $3.1 million gain from realized settlements and an $18.9 million unrealized gain due to the change in value of the Partnership’s derivative positions during the quarter. In the second quarter of 2016, the Partnership reported a loss on commodity derivative instruments of $30.7 million that included a large unrealized loss for the period.

Leasing in the Bakken/Three Forks, Permian, and Austin Chalk drove lease bonus and other income to $11.4 million for the second quarter of 2017, a slight decrease from the $15.1 million in lease bonus and other income from the same period last year. Through the first half of 2017, the Partnership has reported $25.0 million in lease bonus and other income compared to $16.5 million for the same period in 2016.

The Partnership reported net income of $54.2 million for the quarter ended June 30, 2017, compared to a net loss of $20.8 million in the corresponding period in 2016.

Financial Position

As of June 30, 2017, the Partnership had $7.5 million in cash and $393.0 million outstanding under its credit facility. The borrowing base currently stands at $550.0 million following a $50.0 million increase in its most recent semi-annual redetermination in April of 2017; the next regularly scheduled redetermination is expected to be completed in October of this year. As of August 4, 2017, the Partnership had $381.0 million outstanding under the credit facility and $10.6 million in cash, providing approximately $180 million in available liquidity. Black Stone Minerals is in compliance with all financial covenants associated with its credit facility.

Acquisitions

Black Stone's acquisition activity in the second quarter of 2017 was focused on the Haynesville/Bossier play in East Texas and consisted primarily of the previously announced transactions to acquire mineral and royalty interests throughout Angelina and surrounding counties in East Texas, including the acquisition of the Angelina County Lumber Company assets. In total, the Partnership invested $18.1 million in cash and $45.7 million in equity for acquired assets during the quarter.

For the six months ended June 30, 2017, the Partnership had invested $66.5 million in cash and $57.9 million in common units for assets in East Texas and the Delaware Basin.

Subsequent to quarter end, Black Stone continued to build upon its Haynesville/Bossier position in East Texas. It has closed on approximately $11 million in acquisitions located in the Shelby Trough of East Texas. Additionally, the Partnership has entered into an agreement for approximately $4.6 million in cash and 590 thousand common units to acquire additional interests in the Shelby Trough. This acquisition is subject to customary closing conditions.

Working Interest Participation

In 2017, the Partnership incurred $10.4 million in the second quarter and $30.8 million in the first half participating as a non-operating working interest owner on its own minerals. Black Stone currently expects that it will invest between $40 and $50 million in 2017 in its working interest participation program, the majority of which will be deployed in the Haynesville Shale in the Shelby Trough area of East Texas. This estimate has been revised down from the previously provided guidance of $50 to $60 million. The decrease in expected capital expenditures relates to the deferral of completions of several high working interest wells in the XTO-operated program in the Shelby Trough, which will now be completed in early 2018.

Distributions

The Board of Directors of the general partner (the "Board") has approved cash distributions attributable to the second quarter of 2017 of $0.3125 per common unit and $0.20875 per subordinated unit. These distributions represent increases of $0.025 per unit ($0.10 per unit annualized) for both the common and subordinated units from the preceding quarter. Distributions will be payable on August 24, 2017 to unitholders of record on August 17, 2017.

In determining the amount of distributions to common and subordinated unitholders, the Board takes into account numerous factors, including the level of distribution coverage. In addition to the industry-accepted method of calculating distribution coverage, the Partnership also evaluates distribution coverage after deducting net working interest capital expenditures with a goal over the long-term of funding working interest capital expenditures with retained cash flow. The quarterly distribution coverage attributable to the second quarter of 2017 for all units was approximately 1.3x before net working interest capital expenditures and approximately 1.0x after net working interest capital expenditures.

Revised 2017 Guidance

The following table provides the assumptions for Black Stone's original and current 2017 guidance:

	Original Guidance	Revised Guidance
Average daily production (MBoe/d)	35 - 37	37 - 38
Percentage oil	~25%	~25%
Percentage royalty interest	~60%	~60%

Lease bonus and other income ($MM)	$25 - $35	$30 - $35

Lease operating expense ($MM)	$18 - $22	$17 - $20
Production costs and ad valorem taxes (as % of total pre-derivative O&G revenue)	13% - 15%	13% - 15%
Exploration expense ($MM)	$0.5 - $1.5	$0.5 - $1.5

G&A - cash ($MM)	$41 - $43	$41 - $43
G&A - non-cash ($MM)	$25 - $27	$25 - $27
G&A - TOTAL ($MM)	$66 - $70	$66 - $70

DD&A ($/Boe)	$8.50 - $9.50	$8.25 - $9.25

Production
Production guidance for the full year of 2017 is being increased by approximately 4% at the midpoint of provided guidance ranges, and reflects the strong performance from the first half of the year combined with expected moderate quarterly production increases for the remainder of 2017. The increase comes despite the deferral in completions of several high interest Haynesville Shale wells into 2018.

Lease Bonus
The guidance range of lease bonus and other income for 2017 is being increased by $5 million, driven by robust leasing across a broad portion of the portfolio throughout the first half of the year. The increase in guidance is tempered by a cautious outlook for the remainder of the year given uncertainty around commodity prices.

Conference Call

Black Stone Minerals will host a conference call and webcast for investors and analysts to discuss its results for the second quarter 2017 on Tuesday, August 8, 2017 at 9:00 a.m. Central Time. To join the call, participants should dial (877) 447-4732 and use conference code 47678656. A live broadcast of the call will also be available at http://investor.blackstoneminerals.com. A recording of the conference call will be available at that site through August 31, 2017.

About Black Stone Minerals, L.P.

Black Stone Minerals is one of the largest owners of oil and natural gas mineral interests in the United States. The Partnership owns mineral interests and royalty interests in over 40 states and 60 onshore basins in the continental United States.  The Partnership also owns and selectively participates as a non-operating working interest partner in established development programs, primarily on its mineral and royalty holdings.  The Partnership expects that its large, diversified asset base and long-lived, non-cost-bearing mineral and royalty interests will result in production and reserve growth, as well as increasing quarterly distributions to its unitholders.

Forward-Looking Statements

This news release includes forward-looking statements. All statements, other than statements of historical facts, included in this news release that address activities, events, or developments that the Partnership expects, believes, or anticipates will or may occur in the future are forward-looking statements. Terminology such as "will," "may," "should," "expect," "anticipate," "plan," "project," "intend," "estimate," "believe," "target," "continue," "potential," the negative of such terms, or other comparable terminology often identify forward-looking statements. Except as required by law, Black Stone Minerals undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after this news release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by these cautionary statements. These forward-looking statements involve risks and uncertainties, many of which are beyond the control of Black Stone Minerals, which may cause the Partnership’s actual results to differ materially from those implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:

•	the Partnership’s ability to execute its business strategies;

•	the volatility of realized oil and natural gas prices;

•	the level of production on the Partnership’s properties;

•	regional supply and demand factors, delays, or interruptions of production;

•	the Partnership’s ability to replace its oil and natural gas reserves; and

•	the Partnership’s ability to identify, complete, and integrate acquisitions.

Information for Non-U.S. Investors

This press release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Although a portion of Black Stone Minerals’ income may not be effectively connected income and may be subject to alternative withholding procedures, brokers and nominees should treat 100% of Black Stone Minerals’ distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business.  Accordingly, Black Stone Minerals’ distributions to non-U.S. investors are subject to federal income tax withholding at the highest marginal rate, currently 39.6% for individuals.

Black Stone Minerals, L.P. Contact

Brent Collins
Vice President, Investor Relations
Telephone: (713) 445-3200
investorrelations@blackstoneminerals.com

BLACK STONE MINERALS, L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per unit amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
REVENUE
Oil and condensate sales	$37,262	$34,553	$77,736	$61,801
Natural gas and natural gas liquids sales	49,903	21,607	97,604	46,719
Gain (loss) on commodity derivative instruments	22,003	(30,733)	44,728	(20,107)
Lease bonus and other income	11,356	15,142	25,038	16,537
TOTAL REVENUE	120,524	40,569	245,106	104,950
OPERATING (INCOME) EXPENSE
Lease operating expense	4,148	4,283	8,337	9,172
Production costs and ad valorem taxes	11,863	7,012	23,765	14,074
Exploration expense	46	629	608	637
Depreciation, depletion, and amortization	28,900	29,202	55,279	50,923
Impairment of oil and natural gas properties	—	679	—	6,775
General and administrative	17,481	18,134	34,693	35,535
Accretion of asset retirement obligations	253	200	500	474
(Gain) loss on sale of assets, net	(7)	(92)	(931)	(4,772)
TOTAL OPERATING EXPENSE	62,684	60,047	122,251	112,818
INCOME (LOSS) FROM OPERATIONS	57,840	(19,478)	122,855	(7,868)
OTHER INCOME (EXPENSE)
Interest and investment income	33	38	39	191
Interest expense	(3,981)	(1,443)	(7,488)	(2,491)
Other income (expense)	282	73	351	107
TOTAL OTHER EXPENSE	(3,666)	(1,332)	(7,098)	(2,193)
NET INCOME (LOSS)	54,174	(20,810)	115,757	(10,061)
NET (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	16	9	7	7
DISTRIBUTIONS ON REDEEMABLE PREFERRED UNITS	(672)	(1,310)	(1,786)	(3,114)
NET INCOME (LOSS) ATTRIBUTABLE TO THE GENERAL PARTNER AND COMMON AND SUBORDINATED UNITS	$53,518	$(22,111)	$113,978	$(13,168)
ALLOCATION OF NET INCOME (LOSS):
General partner interest	$—	$—	$—	$—
Common units	32,100	(7,445)	67,617	862
Subordinated units	21,418	(14,666)	46,361	(14,030)
	$53,518	$(22,111)	$113,978	$(13,168)
NET INCOME (LOSS) ATTRIBUTABLE TO LIMITED PARTNERS PER COMMON AND SUBORDINATED UNIT:
Per common unit (basic)	$0.33	$(0.08)	$0.69	$0.01
Weighted average common units outstanding (basic)	97,990	96,356	97,448	96,418
Per subordinated unit (basic)	$0.22	$(0.15)	$0.49	$(0.15)
Weighted average subordinated units outstanding (basic)	95,388	95,189	95,269	95,092
Per common unit (diluted)	$0.32	$(0.08)	$0.68	$0.01
Weighted average common units outstanding (diluted)	99,472	96,418	98,930	96,481
Per subordinated unit (diluted)	$0.22	$(0.15)	$0.49	$(0.15)
Weighted average subordinated units outstanding (diluted)	95,388	95,092	95,269	95,092
DISTRIBUTIONS DECLARED AND PAID:
Per common unit	$0.2875	$0.2625	$0.5750	$0.5250
Per subordinated unit	$0.1838	$0.1838	$0.3675	$0.3675

The following table shows the Partnership’s production, revenues, realized prices, and expenses for the periods presented.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(Unaudited) (Dollars in thousands, except for realized prices and per Boe data)
Production:
Oil and condensate (MBbls)	824	947	1,685	1,833
Natural gas (MMcf)[1]	15,425	11,558	29,485	22,807
Equivalents (MBoe)	3,395	2,873	6,599	5,634
Revenue:
Oil and condensate sales	$37,262	$34,553	$77,736	$61,801
Natural gas and natural gas liquids sales	49,903	21,607	97,604	46,719
Gain (loss) on commodity derivative instruments	22,003	(30,733)	44,728	(20,107)
Lease bonus and other income	11,356	15,142	25,038	16,537
Total revenue	$120,524	$40,569	$245,106	$104,950
Realized prices:
Oil and condensate ($/Bbl)	$45.22	$36.49	$46.13	$33.72
Natural gas ($/Mcf)[1]	3.24	1.87	3.31	2.05
Equivalents ($/Boe)	$25.67	$19.55	$26.57	$19.26
Operating expenses:
Lease operating expense	$4,148	$4,283	$8,337	$9,172
Production costs and ad valorem taxes	11,863	7,012	23,765	14,074
Exploration expense	46	629	608	637
Depreciation, depletion, and amortization	28,900	29,202	55,279	50,923
Impairment of oil and natural gas properties	—	679	—	6,775
General and administrative	17,481	18,134	34,693	35,535
Per Boe:
Lease operating expense (per working interest Boe)	$2.83	$4.67	$3.00	$5.01
Production costs and ad valorem taxes	3.49	2.44	3.60	2.50
Depreciation, depletion, and amortization	8.51	10.16	8.38	9.04
General and administrative	5.15	6.31	5.26	6.31

[1]
As a mineral-and-royalty-interest owner, Black Stone Minerals is often provided insufficient and inconsistent data on natural gas liquid ("NGL") volumes by its operators. As a result, the Partnership is unable to reliably determine the total volumes of NGLs associated with the production of natural gas on its acreage. Accordingly, no NGL volumes are included in our reported production; however, revenue attributable to NGLs is included in natural gas revenue and the calculation of realized prices for natural gas.

Non-GAAP Financial Measures

Adjusted EBITDA, distributable cash flow, and distributable cash flow after net working interest capital expenditures are supplemental non-GAAP financial measures used by our management and external users of our financial statements such as investors, research analysts, and others, to assess the financial performance of our assets and our ability to sustain distributions over the long term without regard to financing methods, capital structure, or historical cost basis.
We define Adjusted EBITDA as net income (loss) before interest expense, income taxes and depreciation, depletion, and amortization adjusted for impairment of oil and natural gas properties, accretion of asset retirement obligations, unrealized gains and losses on commodity derivative instruments, and non-cash equity-based compensation. We define distributable cash flow as Adjusted EBITDA plus or minus amounts for certain non-cash operating activities, estimated replacement capital expenditures, cash interest expense, and distributions to noncontrolling interests and preferred unitholders. We define distributable cash flow after net working interest capital expenditures as distributable cash flow less net working interest capital expenditures. Net working interest capital expenditures consists of all capital expenditures related to working interest wells less the recoupment of working interest expenditures under our farmout agreement.
Adjusted EBITDA, distributable cash flow, and distributable cash flow after net working interest capital expenditures should not be considered an alternative to, or more meaningful than, net income (loss), income (loss) from operations, cash flows from operating activities, or any other measure of financial performance presented in accordance with generally accepted accounting principles (“GAAP”) in the United States as measures of our financial performance.
Adjusted EBITDA, distributable cash flow, and distributable cash flow after net working interest capital expenditures have important limitations as analytical tools because they exclude some but not all items that affect net income (loss), the most directly comparable GAAP financial measure. Our computation of Adjusted EBITDA, distributable cash flow, and distributable cash flow after net working interest capital expenditures may differ from computations of similarly titled measures of other companies.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(Unaudited) (In thousands)
Net income (loss)	$54,174	$(20,810)	$115,757	$(10,061)
Adjustments to reconcile to Adjusted EBITDA:
Depreciation, depletion and amortization	28,900	29,202	55,279	50,923
Interest expense	3,981	1,443	7,488	2,491
Impairment of oil and natural gas properties	—	679	—	6,775
Accretion of asset retirement obligations	253	200	500	474
Equity-based compensation[2]	6,278	19,239	10,939	25,139
Unrealized (gain) loss on commodity derivative instruments	(18,921)	44,070	(37,368)	54,025
Adjusted EBITDA	74,665	74,023	152,595	129,766
Adjustments to reconcile to distributable cash flow:
Change in deferred revenue	(643)	424	(969)	221
Cash interest expense	(3,760)	(1,246)	(7,053)	(2,097)
(Gain) loss on sales of assets, net	(7)	(92)	(931)	(4,772)
Estimated replacement capital expenditures[1]	(3,250)	(3,750)	(7,000)	(3,750)
Cash paid to noncontrolling interests	(41)	(21)	(66)	(54)
Redeemable preferred unit distributions	(672)	(1,310)	(1,786)	(3,114)
Distributable Cash Flow	66,292	68,028	134,790	116,200
Net working interest capital expenditures	(15,330)	(11,600)	(32,295)	(36,710)
Distributable cash flow after net working interest capital expenditures	$50,962	$56,428	$102,495	$79,490

1 On August 3, 2016, the Board established a replacement capital expenditure estimate of $15.0 million for the period of April 1, 2016 to March 31, 2017. There was no established estimate of replacement capital expenditures prior to this period. On June 8, 2017, the Board established a replacement capital expenditure estimate of $13.0 million for the period of April 1, 2017 to March 31, 2018.

2 On April 25, 2016, the Compensation Committee of the Board approved a resolution to change the settlement feature of certain employee long-term incentive compensation plans from cash to equity. As a result of the modification, $10.1 million of cash-settled liabilities were reclassified to equity-settled liabilities during the second quarter of 2016.